EXHIBIT 107

Calculation of Filing Fee Tables

S-1

(Form Type)

SeaStar Medical Holding Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Other	Units, each consisting of:(2)	Other	–	–	–	–	–
	Equity	(i) one share of Common Stock, par value $0.0001 per share and one Common Warrant to purchase one share of Common Stock(1)(2)	457(o)	–	–	$10,000,000.00	0.00011020	$1,102.00
	Equity	(ii) one Pre-Funded Warrant to purchase one share of Common Stock, par value $0.0001 per share, and one Common Warrant to purchase one share of Common Stock, par value $0.0001 per share(2)(3) (4)(5)	Other	–	–	–	–	–
	Equity	Placement Agent Warrants to purchase one share of Common Stock, par value $0.0001 per share(6)	Other	–	–	–	–	–
	Equity	Common Stock, par value $0.0001 per share, underlying Common Warrants(1)(2)	457(o)	–	–	$10,000,000.00	0.00011020	$1,102.00
	Equity	Common Stock, par value $0.0001 per share, underlying Pre-Funded Warrants(2)(3)(4)	Other	–	–	–	–	–
	Equity	Common Stock, par value $0.0001 per share, underlying Placement Agent Warrants(2)(7)	457(o)	–	–	$550,000.00	0.00011020	$60.61

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$20,550,000.00	–	$2,264.61

	Total Fees Previously Paid					–	–	—

	Total Fee Offsets					–	–	—

	Net Fee Due					–	–	$2,264.61

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

In addition to the shares of Common Stock set forth in this table, pursuant to Rule 416 under the Securities Act, this registration statement also registers such indeterminate number of shares of Common Stock as may become issuable after the date hereof as a result of stock splits, stock dividends, or pursuant to the anti-dilution adjustment provisions of the warrants registered hereby.

(3)	No fee pursuant to Rule 457(g) of the Securities Act.
(4)

The proposed maximum aggregate offering price of the Common Stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Warrants offered and sold in the offering, and as such the proposed maximum offering price of the Common Stock and Pre-Funded Warrants (including the Common Stock issuable upon exercise of the Pre-Funded Warrants) if any, is $10,000,000.

(5)

The registrant may issue Pre-Funded Warrants to purchase shares of Common Stock in the offering. The purchase price of each Pre-Funded Warrants and accompanying Common Warrant will equal the price per share at which Units comprising shares of Common Stock and accompanying Common Warrant are being sold to the public in this offering, minus the pre-funded portion of the exercise price.

(6)	No additional registration fee is payable pursuant to Rule 457(g) or Rule 457(i) under the Securities Act.
(7)

The registrant has agreed to issue to the Placement Agent Warrants to purchase a number of shares of Common Stock equal to 5% of the total number of securities being sold in the Offering. The placement agent’s warrants will be exercisable at a price per share equal to 110.0% of the exercise price of the Placement Agent Warrants.